Exhibit 99.1

   Navigators Announces Minority Buyout of Remaining Syndicate 1221 Capacity

     NEW YORK--(BUSINESS WIRE)--Sept. 20, 2005--The Navigators Group, Inc. (NAVG/NASDAQ), today announced the acquisition of the remaining capacity of Lloyd's Syndicate 1221 that is not currently controlled by the Company. On September 19, 2005, Lloyd's Capacity Transfer Panel approved the minority buyout of approximately GBP 3.4 million of capacity for Syndicate 1221 for the 2006 year and onwards. The minority buyout does not impact the results of 2005 or prior years.
     Stan Galanski, Navigators' Chief Executive Officer, commented, "We are pleased to have achieved 100% control of Syndicate 1221. The completion of the minority buyout will provide Navigators with increased flexibility and operational efficiency in conducting business at Lloyd's. It is an important milestone in the development of our international business."
     The Navigators Group, Inc. is an international insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Belgium.

     This press release may contain "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words "estimate", "expect", "believe" or similar expressions are intended to identify such forward-looking statements. We cannot assure that results which we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties which we face. Please refer to Navigators' most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators' business and the important factors which may affect that business. Navigators undertakes no obligation to publicly update or revise any forward looking statement.


     CONTACT: The Navigators Group, Inc.
              Paul J. Malvasio
              Executive Vice President
              and Chief Financial Officer
              914-933-6088
              pmalvasio@navg.com
              www.navg.com